                                                                     EXHIBIT 7.1






PDR PRODUCTIONS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 1995

                                                           PDR PRODUCTIONS, INC.


                                                                        CONTENTS
                                                               DECEMBER 31, 1995
================================================================================



INDEPENDENT AUDITOR'S REPORT                                        1


FINANCIAL STATEMENTS:

   Balance Sheet                                                    2
   Statement of Operations                                          3
   Statement of Shareholder's Equity                                4
   Statement of Cash Flows                                          5
   Notes to Financial Statements                                  6 - 10

INDEPENDENT AUDITOR'S REPORT




To the Shareholder of
PDR Productions, Inc.


We have audited the accompanying balance sheets of PDR Productions, Inc. as of December 31, 1993, 1994 and 1995, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PDR Productions, Inc. as of December 31, 1993, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

October 21, 1996

                                                           PDR PRODUCTIONS, INC.

                                                                   BALANCE SHEET
================================================================================

                                                           DECEMBER 31,                     SEPTEMBER 30,
                                              1993             1994              1995                1996
---------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)

ASSETS

Current Assets:
  Cash (Note 1)                            $   88,242       $   34,636       $   40,065       $   54,428
  Accounts receivable, net of
   allowance for doubtful accounts
   of $15,000                               1,042,024        1,298,368        1,325,922        1,110,294
  Due from shareholder (Note 4)                 3,000               --           39,500               --
  Prepaid expenses                              6,473           10,875           19,083            8,574
--------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                  1,139,739        1,343,879        1,424,570        1,173,296

Property and Equipment, at cost,
 net of accumulated depreciation
 and  amortization (Notes 1 and 2)            609,121          590,602          512,136          588,579

Security Deposits                              31,255           31,255           31,255           31,255
--------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                         $1,780,115       $1,965,736       $1,967,961       $1,793,130
========================================================================================================
LIABILITIES AND
 SHAREHOLDER'S EQUITY

Current Liabilities:
  Accounts payable                         $  263,604       $  321,009       $  355,966       $  235,304
  Other current liabilities (Note 3)           50,959           50,412          100,879          111,463
  Due to shareholder (Note 4)                      --           96,800               --               --
  Deferred income taxes payable
   (Notes 1 and 7)                             27,000           26,000           22,000               --
--------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES               341,563          494,221          478,845          346,767
--------------------------------------------------------------------------------------------------------
Deferred Income Taxes Payable
 (Notes 1 and 7)                                6,000            6,000            6,000            7,000
--------------------------------------------------------------------------------------------------------
Commitments (Note 5)

Shareholder's Equity:
  Common stock - no par value;
   authorized 200 shares, issued
   and outstanding 180 shares                   2,000            2,000            2,000            2,000
  Retained earnings                         1,430,552        1,463,515        1,481,116        1,437,363
--------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDER'S EQUITY            1,432,552        1,465,515        1,483,116        1,439,363
--------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
       SHAREHOLDER'S EQUITY                $1,780,115       $1,965,736       $1,967,961       $1,793,130
========================================================================================================

                                               See Notes to Financial Statements

                                                           PDR PRODUCTIONS, INC.

                                                         STATEMENT OF OPERATIONS
================================================================================

                                                                                                   NINE-MONTH PERIOD
                                                         YEAR ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                   1993            1994           1995           1995               1996
------------------------------------------------------------------------------------------------------------------------
                                                                                                       (unaudited)

Net sales (Note 1)                             $7,128,799      $8,241,836     $7,863,548     $5,568,876       $5,415,926

Cost of goods sold                               4,852,375       5,810,162      5,861,106      4,267,777       4,139,293
------------------------------------------------------------------------------------------------------------------------

Gross profit                                     2,276,424       2,431,674      2,002,442      1,301,099       1,276,633

Selling, general and administrative
 expenses                                        2,235,972       2,351,711      1,952,841      1,436,100       1,290,386
------------------------------------------------------------------------------------------------------------------------
Income before provision for income
 taxes                                              40,452          79,963         49,601       (135,001)        (13,753)

Provision for income taxes (Notes 1 and 7)          53,000          47,000         32,000         23,000          30,000
------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $  (12,548)     $   32,963     $   17,601     $ (158,001)     $  (43,753)
========================================================================================================================
Net income (loss) per common share              $   (69.71)     $   183.13     $    97.78     $  (877.78)     $  (243.07)
========================================================================================================================
Number of common shares outstanding
 (Note 1)                                              180             180            180            180             180
========================================================================================================================
Pro forma information (unaudited) (Note 7):

   Net income (loss)                            $  (11,548)     $   21,963     $    8,601     $ (118,001)     $  (38,753)
========================================================================================================================
   Net income (loss) per common share           $   (64.16)     $   122.02     $    47.78     $  (655.56)     $  (215.29)
========================================================================================================================
   Number of common shares outstanding
    (Note 1)                                           180             180            180            180             180
========================================================================================================================

                                               See Notes to Financial Statements

                                                           PDR PRODUCTIONS, INC.

                                               STATEMENT OF SHAREHOLDER'S EQUITY
================================================================================

                                      COMMON STOCK                                   TOTAL
                                   NUMBER OF                    RETAINED         SHAREHOLDER'S
                                    SHARES      AMOUNT          EARNINGS             EQUITY
----------------------------------------------------------------------------------------------

Balance at December 31, 1992         180        $2,000         $1,443,100          $1,445,100

Net loss                              --            --            (12,548)            (12,548)
----------------------------------------------------------------------------------------------
Balance at December 31, 1993         180         2,000          1,430,552           1,432,552

Net income                            --            --             32,963              32,963
----------------------------------------------------------------------------------------------
Balance at December 31, 1994         180         2,000          1,463,515           1,465,515

Net income                            --            --             17,601              17,601
----------------------------------------------------------------------------------------------
Balance at December 31, 1995         180         2,000          1,481,116           1,483,116

 (Unaudited):
    Net loss                          --            --            (43,753)            (43,753)
----------------------------------------------------------------------------------------------
Balance at September 30, 1996        180        $2,000         $1,437,363          $1,439,363
==============================================================================================

                                               See Notes to Financial Statements

                                                           PDR PRODUCTIONS, INC.

                                                         STATEMENT OF CASH FLOWS
================================================================================

                                                                                                            NINE-MONTH PERIOD
                                                                 YEAR ENDED DECEMBER 31,                    ENDED SEPTEMBER 30,
                                                          1993            1994            1995            1995              1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                (unaudited)

Cash flows from operating activities:
  Net income (loss)                                    $ (12,548)      $  32,963       $  17,601       $(158,001)      $ (43,753)
  Adjustments to reconcile net
   income (loss) to net cash provided by
   operating activities:
    Depreciation and amortization                        239,652         246,695         206,477         154,858         152,459
    Deferred portion of provision for
     income taxes                                             --          (1,000)         (4,000)                        (21,000)
    Changes in operating assets
     and liabilities:
      (Increase) decrease in accounts
       receivable                                         30,100        (256,344)        (27,554)        237,084         215,628
      (Increase) decrease in prepaid
       expenses                                               50          (4,402)         (8,208)        (40,998)         10,509
      Increase (decrease) in accounts payable             70,735          57,405          34,957         (44,021)       (120,662)
      Increase (decrease) in other current
       liabilities                                        23,874            (547)         50,467          79,742          10,584
--------------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY
         OPERATING ACTIVITIES                            351,863          74,770         269,740         228,664         203,765
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Acquisition of property and equipment -
   net                                                  (316,520)       (228,176)       (128,011)        (94,846)       (228,902)
  Loans from (to) shareholder                             (3,000)         99,800        (136,300)        (96,800)         39,500
--------------------------------------------------------------------------------------------------------------------------------
        NET CASH USED IN
         INVESTING ACTIVITIES                           (319,520)       (128,376)       (264,311)       (191,646)       (189,402)
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                           32,343         (53,606)          5,429          37,018          14,363

Cash at beginning of period                               55,899          88,242          34,636          34,636          40,065
--------------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                  $  88,242       $  34,636       $  40,065       $  71,654       $  54,428
================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period
   for income taxes                                    $  40,503       $  57,500       $  48,243       $  36,573       $  14,675
================================================================================================================================

                                               See Notes to Financial Statements

                                                           PDR PRODUCTIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                               (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS
                                 ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)
================================================================================

1.    BUSINESS                PDR Productions, Inc. (the "Company") provides
      ACTIVITY AND            video and audio duplication and distribution to
      SIGNIFICANT             advertising agencies, cable networks and
      ACCOUNTING              syndicators primarily in the New York City
      POLICIES:               metropolitan area.

                              Revenue is recognized when services are performed.

                              Depreciation and amortization of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets.

                              For income tax purposes, the shareholder has elected that the Company be treated as a small business corporation (S Corporation) under the applicable sections of the Internal Revenue Code and New York State corporate franchise tax law. Accordingly, there is no provision for federal income taxes as earnings of the Company flow through directly to its shareholder. The Company is subject to New York State income taxes at reduced rates as well as local income taxes.

                              The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

                              The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting the reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

                              The accompanying unaudited interim financial statements include all adjustments (consisting only of those of a normal recurring nature) which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods.

                              Income taxes are based upon amounts included in the statement of operations. Deferred income taxes result from the differences between the time certain income and expenses are recognized for financial reporting purposes and the time when the items are actually reported for income tax purposes.

                              Net income (loss) per common share is calculated by dividing net income (loss) by the number of shares of common stock outstanding during each period.

                                                          PDR PRODUCTIONS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS
                               (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS
                                 ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)
================================================================================


2. PROPERTY AND EQUIPMENT: Property and equipment, at cost, consists of the following:

                                                              December 31,              September 30,    Estimated
                                                   1993           1994          1995             1996   Useful Life
                           -----------------------------------------------------------------------------------------
                           Machinery and
                            equipment          $ 1,692,011   $ 1,875,480   $ 1,998,681    $ 2,221,415   5 to 7 years
                           Furniture and
                            fixtures                78,928        87,428        92,238         99,590        7 years
                           Automobiles              72,518        72,518        72,518         31,476        5 years
                           Leasehold
                           improvements              7,764        43,971        43,971         43,971  Life of lease
                           -----------------------------------------------------------------------------------------
                                                 1,851,221     2,079,397     2,207,408      2,396,452
                           Less accumulated
                            depreciation and
                            amortization        (1,242,100)   (1,488,795)   (1,695,272)    (1,807,873)
                           -----------------------------------------------------------------------------------------
                                                $  609,121    $  590,602    $  512,136     $  588,579
                           =========================================================================================

3.    OTHER CURRENT        Other current liabilities consist of the following:
      LIABILITIES:

                                                                          December 31,                 September 30,
                                                                1993          1994          1995               1996
                           ----------------------------------------------------------------------------------------
                           Accrued professional fees         $ 5,379       $13,185      $ 15,000           $ 19,371
                           Accrued payroll                        --            --        18,547             28,302
                           Profit-sharing plan contribution
                            payable                               --            --        20,000                 --
                           Income taxes payable               11,325         1,425            --             24,913
                           Payroll taxes payable              21,102        25,546        25,069             27,240
                           Sales taxes payable                13,153        10,256         9,437             11,637
                           Other                                  --            --        12,826                 --
                           ----------------------------------------------------------------------------------------
                                                             $50,959       $50,412      $100,879           $111,463
                           ========================================================================================

4.    RELATED PARTY        During the years ended December 31, 1993 and 1995,
      TRANSACTIONS:        the Company provided the shareholder with a
                           short-term, noninterest-bearing loan amounting to
                           $3,000 and $39,500, respectively.

                           During the year ended December 31, 1994, the shareholder provided the Company with a short-term, noninterest-bearing loan amounting to $96,800.

                                                          PDR PRODUCTIONS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS
                               (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS
                                 ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)
================================================================================


5.    COMMITMENTS:            The Company leases office space under
                              noncancelable operating leases.

                              The future minimum rental payments under these leases are as follows:

                              Three-month period ending December 31, 1996                   $  87,000

                              Year ending December 31, 1997                                   362,000
                              -----------------------------------------------------------------------
                                                                                             $449,000
                              =======================================================================

                              Each lease is subject to escalation for the Company's share of increases in real estate tax and related expenses. Rent expense charged to operations amounted to approximately $239,000, $269,000 and $356,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and approximately $263,000 and $272,000 for the nine-month periods ended September 30, 1995 and 1996, respectively.

6.    PROFIT-                 The Company maintains a profit-sharing plan
      SHARING                 covering all eligible employees. Contributions are
      PLAN:                   funded as accrued and determined at the discretion
                              of the Company. Contributions to the plan charged to operations for the years ended December 31, 1993 and 1995 and the nine-month period ended
                              September 30, 1995 amounted to $71,379, $22,200
                              and $2,200, respectively. No contributions were made or charged to operations during the year ended 1994 and the nine-month period ended
                              September 30, 1996. The shareholder and an officer are the trustees of the plan.

7.    INCOME TAXES:           The tax effects of temporary differences that give
                              rise to the net deferred income taxes payable are presented below:

                                                                              December 31,                September 30,
                                                                   1993          1994          1995               1996
                              ----------------------------------------------------------------------------------------
                              Accounts receivable               $27,000       $26,000       $22,000                 --
                              Property and equipment              6,000         6,000         6,000             $7,000
                              ----------------------------------------------------------------------------------------
                                    DEFERRED INCOME

                                      TAXES PAYABLE             $33,000       $32,000       $28,000             $7,000
                              ========================================================================================

                                                          PDR PRODUCTIONS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS
                               (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS
                                 ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)
================================================================================


                      The provision for income taxes consists of the following components:

                                                                                              Nine-month period
                                                      Year ended December 31,               ended September 30,
                                                 1993         1994        1995             1995           1996
                      -----------------------------------------------------------------------------------------
                      State and local
                      income taxes:
                        Current               $53,000      $48,000     $36,000          $23,000       $ 51,000
                        Deferred                   --       (1,000)     (4,000)              --        (21,000)
                      -----------------------------------------------------------------------------------------
                           TOTAL PROVISION

                            FOR INCOME TAXES  $53,000      $47,000     $32,000          $23,000       $ 30,000
                      =========================================================================================

                      The provision for income taxes differs from the amount computed using the federal statutory rate of 34% as a result of the following:

                                                                                             Nine-month period
                                                     Year ended December 31,                ended September 30,
                                               1993           1994          1995           1995           1996
                      -----------------------------------------------------------------------------------------
                      Tax at federal
                       statutory rate            34 %           34 %          34 %          (34)%          (34)%
                      Flow-through of S
                       Corporation taxable
                       income to shareholder    (34)           (34)          (34)            34             34
                      State and local
                       income taxes             131             59            64            (17)          (218)
                      -----------------------------------------------------------------------------------------
                                                131 %           59 %          64 %          (17)%         (218)%
                      =========================================================================================

                      Pro forma net income (loss) reflects an income tax provision (benefit) for the years ended December 31, 1993, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996 as if the Company had not elected S Corporation status.

                      Pro forma net income (loss) for the years ended December 31, 1994 and 1995 reflects an additional income tax provision of approximately $11,000 and $9,000, respectively.

                      Pro forma net loss for the year ended December 31, 1993 and the nine-month periods ended September 30, 1995 and 1996 reflects an income tax benefit of approximately $1,000, $40,000 and $5,000, respectively.

                                                          PDR PRODUCTIONS, INC.

                                                  NOTES TO FINANCIAL STATEMENTS
                               (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS
                                 ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)
================================================================================

8.    SUBSEQUENT      On October 16, 1996, the shareholder of the Company
      EVENT:          entered into an agreement to sell 100% of his common stock to Digital Generation Systems, Inc. for an estimated purchase price of $8,500,000, subject to various post-closing adjustments.